EXHIBIT 10a1

                              FORTUNE BRANDS, INC.

                                ANNUAL EXECUTIVE
                           INCENTIVE COMPENSATION PLAN

                                    ARTICLE I

                                     GENERAL

     SECTION 1.1 Purpose. The purpose of this Annual Executive Incentive Compensation Plan (the "Plan") is to advance the interests of the stockholders of Fortune Brands, Inc. (the "Company") by providing performance-based incentives to senior executives of the Company.

     SECTION 1.2 Definitions. As used in the Plan, the following terms shall have the following meanings:

          (a) "Award" means, for each Participant, a specific dollar amount payable as determined by the Committee pursuant to Section 2.2 of the Plan after application of the Committee's discretion pursuant to Section 2.4(b) of the Plan;

          (b) "Board of Directors" means the Board of Directors of the Company;

          (c) "Code" means the Internal Revenue Code of 1986, as amended;

          (d) "Committee" means the Compensation and Stock Option Committee of the Board of Directors;

          (e) "Incentive Pool" means, with respect to each Performance Period, the total amount of dollars available to be paid to all Participants. This amount shall be based on an objective formula established by the Committee in accordance with Section 2.2 of the Plan using one or more of the Performance Measures. It shall be allocated among the Participants in the manner determined by the Committee in accordance with the Plan;

          (f) "Participants" means, with respect to each Performance Period, the group of all persons elected to the office of Vice President of the Company or any office senior thereto except any officer covered by an annual incentive compensation plan of any subsidiary of the Company. A person who during part of such Performance Period has held such office shall participate on a proportional basis reflecting the portion of the Performance Period during which he or she has held such office;

          (g) "Performance Measures" means performance goals and objectives, which shall be based on any of the following performance criteria, either alone or in any combination, as the Committee may determine: cash flow; cash flow from operations; earnings per Common share; earnings per Common share from continuing operations; income before income taxes; income before income taxes, depreciation and amortization; income from continuing operations; net asset turnover; net income; operating income; operating margin; return on equity; return on net assets; return on total assets; return on total capital; sales; economic value added; and total return to stockholders. For any Performance Period, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Performance Period or related to other companies. For any Performance Period, the Committee shall provide whether and how the Performance Measures shall be adjusted in the event of any or all of the following items: extraordinary, unusual or non-recurring items; effects of changes in applicable laws, regulations or accounting


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     principles; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); realized or unrealized gains and losses on securities; expenses, charges or credits for restructuring initiatives, productivity initiatives or for impaired assets; non-cash items (e.g., amortization, depreciation or reserves); other non-operating items; writedowns of intangible assets, property, plant or equipment, investments in business units and securities resulting from the sale of business units; spending for acquisitions; and effects of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event; and

          (h) "Performance Period" means each consecutive twelve-month period commencing January 1 of each year.

     SECTION 1.3 Administration of the Plan. The Plan shall be administered by the Committee; provided, however, that (i) the number of directors on the Committee shall not be less than two and (ii) each member of the Committee shall be an "outside director" within the meaning of Section 162(m)(4) of the Code. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting, or taken without a meeting by unanimous written consent of the members of the Committee, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.


                                   ARTICLE II

                                     AWARDS

     SECTION 2.1 Awards. The Committee may make Awards to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan.

     SECTION 2.2 Terms of Awards. Within 90 days after the commencement of each Performance Period (or prior to such later date as permitted by, or such earlier date as required by, Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall establish in writing for such Performance Period (i) the objective formula for determining the Incentive Pool for the Performance Period (using one or more of the Performance Measures) and (ii) the allocable percentage of the total Incentive Pool to which each Participant shall be entitled, provided that the total of all such percentages for all Participants for any Performance Period shall not exceed 100 percent. The Committee shall cause each Participant to be notified in writing of (i) his or her selection as a Participant and (ii) the formula for determining the Incentive Pool for the Performance Period.

     SECTION 2.3 Limitations on Awards. The maximum amount of an Award to any Participant for any Performance Period shall not exceed $2.5 million. No part of the amount of any Incentive Pool for any Performance Period which is not awarded in such Performance Period may be carried forward for award in subsequent Performance Periods.

     SECTION 2.4 Determination of Awards.

     (a) The Committee shall, promptly after the date on which all necessary financial or other information for a particular Performance Period becomes available, in the manner required by Section 162(m) of the Code, certify (i) the degree to which each of the Performance Measures has been attained and


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(ii) with respect to each Participant, the amount of the Participant's Award, if any.

     (b) Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion reduce or eliminate, but may not increase, any Award. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. No part of any potential Award for any Performance Period which is not actually awarded to a Participant because of any reduction permitted by this Section 2.4(b) or required by Section 2.3 shall be available for award to any other Participant whose actual compensation for such period is subject to Section 162(m) of the Code.

     (c) After the end of each Performance Period when the amount of each Participant's Award has been determined, the Committee shall cause each Participant to be provided with written notice of the amount of his or her Award, if any. Awards shall become payable in cash as promptly as practicable after the certifications described in this Section 2.4 have been made by the Committee.

     SECTION 2.5 Deferral of Payment of Awards. Notwithstanding Section 2.4(c), the Committee may, in its sole discretion, upon the request of a Participant, determine that the payment of an Award (or a portion thereof) to the Participant shall be deferred and when such deferred Award shall be paid and over what period of time. The Committee shall have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee or based on one or more predetermined investments selected by the Committee, on any such deferred Award.


                                   ARTICLE III

                                  MISCELLANEOUS

     SECTION 3.1 Restriction on Transfer. The rights of a Participant with respect to amounts payable under the Plan shall not be transferable by such Participant, otherwise than by will or the laws of descent and distribution.

     SECTION 3.2 Tax Withholding. The Company shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant's beneficiary or beneficiaries any Federal, state or local taxes required by law to be withheld with respect to such payments.

     SECTION 3.3 Source of Payments. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

     SECTION 3.4 Employment Rights and Other Benefit Programs. The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant's employment at any time. The Plan shall not replace any contract of employment between the Company and any Participant, but shall be considered a supplement thereto. The Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company.


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     SECTION 3.5 Amendment and Termination. The Board of Directors may at any
time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been determined for a completed Performance Period but not yet paid, adversely affect the rights of such Participant in such Award, nor shall any amendment increase the amount payable to a Participant for a Performance Period if such amendment is made after the final day of the period for establishing the objective formula for determining the Incentive Pool for the Performance Period set forth in Section 2.2 of the Plan.

     SECTION 3.6 Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

     SECTION 3.7 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

     SECTION 3.8 Effective Date. The Plan shall be effective as of January 1, 1997, subject to the approval thereof by the stockholders of the Company at the 1997 annual meeting of stockholders. Such approval shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. If such approval is not obtained, then the Plan shall not be effective and any formula for determining the Incentive Pool for any Performance Period, any percentage thereof to which any person otherwise may be entitled and any notice given pursuant to Section 2.2 of the Plan shall be void ab initio.